Exhibit 99.1

        Hycor Biomedical Inc. Reports Final Fourth Quarter and
                   Full Year 2003 Financial Results

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--March 30, 2004--Hycor Biomedical Inc. (Nasdaq:HYBD) today reported final results for the fourth quarter and year ended Dec. 31, 2003. The company provided preliminary results for the fourth quarter and full year on Feb. 26, 2004.
    Sales for the three months ended Dec. 31, 2003, were $4,929,000, unchanged from the preliminary sales originally reported on Feb. 26, 2004. Net income for the three months ended Dec. 31, 2003, was $1.5 million, or $0.19 per share, compared with net income originally reported on Feb. 26, 2004 of $123,000 or $0.01 per share. The increase in net income was the result of an income tax benefit resulting from the reversal of a portion of the valuation allowance on deferred tax assets in the amount of $1,359,000, which was not included in the preliminary results. Fourth quarter 2003 included $171,000, or $0.02 per share, in merger-related costs.
    Sales for the 12 months ended Dec. 31, 2003, were $19,757,000 and remained unchanged from what the company reported on Feb. 26, 2004. Net income for the 12 months ended Dec. 31, 2003, was $2.2 million or $0.27 per share compared with $744,000, or $0.09 per share, originally reported in February. The full year net income results were also positively impacted by the $1,359,000 reduction in the valuation allowance on its deferred tax assets. Full year 2003 results included $643,000, or $0.08 per share, in merger-related costs.

    About Hycor Biomedical

    Hycor Biomedical discovers, develops, manufactures, and markets diagnostic products for a variety of human medical conditions. These products include high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders, and urinalysis controls and disposable products under the KOVA(R) brand, the market leader in standardized microscopic urinalysis. Hycor products are used by physicians and clinical laboratories all over the world to provide accurate, reliable tests. With headquarters in Garden Grove and with facilities in Germany and Scotland, Hycor employs more than 140 people worldwide and serves customers in more than 50 countries. Visit Hycor Biomedical's Web site at http://www.hycorbiomedical.com.

    The matters discussed in this report are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, competitive, governmental, and technological factors affecting the company's operations, markets, products, services and prices, and other factors discussed in the company's filings with the Securities and Exchange Commission.
    Consolidated statements to follow.


                         HYCOR BIOMEDICAL INC.
                        CONSOLIDATED STATEMENTS
                              (Unaudited)

                                     Three Months    Twelve Months
                                         Ended            Ended
                                        Dec. 31,         Dec. 31,
INCOME STATEMENT                      2003   2002      2003    2002

Product Sales                         4,929  4,816    19,757  18,591
Cost of Sales                         2,203  2,225     8,982   8,670
  Gross Profit on Sales               2,726  2,591    10,775   9,921

Expenses                              2,564  2,360    10,184   8,704
   Operating Income                     162    231       591   1,217

Interest Expense                          1     10         5      42
Interest Income                          24     51       163     170
Gain on Sale of Investments               -      -        67       -
Foreign Exchange (Loss) Gain            (35)    21        17     105
Net Income Before Taxes                 150    293       833   1,450

Income Tax (Benefit) Provision       (1,391)    29    (1,329)    193

Net Income                            1,541    264     2,162   1,257

Basic Earnings Per Share               0.19   0.03      0.27    0.16

Diluted Earnings Per Share             0.18   0.03      0.26    0.15

Weighted Average Shares - Basic       8,100  8,045     8,072   8,035
Weighted Average Shares - Diluted     8,533  8,116     8,465   8,335


                                       Dec. 31,         Dec. 31,
BALANCE SHEET                            2003             2002

Cash and Equivalents                    6,621            5,458
Other Current Assets                    8,346            8,314
Net Property and Equipment              2,080            2,278
Other Assets, Net                       1,585              245

                                       18,632           16,295

Current Liabilities                     2,420            2,032
Long-Term Debt                              -            1,000
Stockholders' Equity                   16,212           13,263

                                       18,632           16,295

Note: Dollars in thousands except earnings per share.

    CONTACT: Hycor Biomedical Inc., Garden Grove
             Reg Jones, 714-933-3000
             or
             EVC Group
             Douglas M. Sherk or Jennifer Beugelmans, 415-896-6820